THIS AGREEMENT is made the 16th day of December 2002


BETWEEN: -


         (1) ROLLS-ROYCE POWER VENTURES LIMITED whose registered office is at Allington House, 150 Victoria Street, London SW1E 5LB ("RRPV");

         (2) SYAMA POWER PLANT SALES LIMITED whose registered office is at Allington House, 150 Victoria Street, London SW1E 5LB ("SYPPS");

         (3) OPERATION D'ENERGIE DE SYAMA S.A. whose registered office is at Avenue de l'OUA, BP 3013, Barnako, Mali ("OES");

         (4) SOCIETE DES MINES DE SYAMA S.A. whose registered office is at 104, Rue 21, Hippodrome, BP E1160, Barnako, Mali ("SOMISY");

         (5) RANDGOLD RESOURCES LIMITED whose registered office is at La Motte Chambers, St. Helier, Jersey JE1 1BL ("RRL"); and

         (6) RANDGOLD & EXPLORATION COMPANY LIMITED whose registered office is at 5 Press Avenue, Selby, Johannesburg 2025, South Africa ("RECL")


WHEREAS: -

         A. SOMISY and RRPV (on behalf of itself and, after notice was given on 23 February 2001 pursuant to Clause 2.4 of the DTA, SYPPS) entered into an agreement dated 25 February 2000 (the "DTA") for the provision of works and services in relation to the provision of power to a gold mine at Syama, Mali, as more particularly described in the DTA;

         B. By a guarantee dated 25 August 2000 (the "Guarantee"), RRL and RECL guaranteed the obligations of SOMISY under the DTA;

         C. SOMISY and RRPV (on behalf of itself and, once notice was given on 23 February 2001, OES) entered into an agreement dated 25 February 2000 (the "ESA") under which OES agreed to operate and maintain the power generation facility for the provision of electricity to SOMISY for 10 years;

         D. Disputes have arisen between SOMISY and SYPPS under the DTA and between SYPPS and RRL and RECL under the Guarantee in relation to which SYPPS issued a Claim Form in the Technology and Construction Court (reference number HT-02-41) on 8 February 2002;

         E. The parties have agreed to resolve the disputes and potential disputes arising under and in connection with the DTA, the ESA and the Guarantee on the terms set out in this Agreement provided always that nothing contained in this Agreement constitutes any admission of liability by any party in relation to any claims that any other party might have against them in relation to the DTA, the ESA or the Guarantee whether pleaded in the Litigation or not.

NOW IT IS HEREBY AGREED as follows: -


1.       DEFINITIONS

         1.1 Whenever the following terms appear in this Agreement they shall have the meanings stated below, unless the context requires otherwise:

         "AGREEMENT" means this agreement;

         "ASSOCIATED COMPANY" means any company, body corporate, firm, partnership or other legal entity in respect of which any of the Somisy Parties have or establish or acquire for the purposes of the New Project a Controlling Interest within a two (2) year period from the date of this Agreement;

         "BANKING DAY" means a day on which banks are open for business in London;

         "CONTROLLING INTEREST" means in relation to another company or other legal entity:-

                  (i) the majority of the voting rights; or

                  (ii) the right to appoint or remove a majority of the board of directors; or

                  (iii) the right to exercise a dominant influence by virtue of provisions contained in the memorandum or articles or by virtue of a control contract; or

                  (iv) control pursuant to an agreement with other shareholders or members of a majority of the voting rights in that other company;

         "INTEREST RATE" means the rate per annum, which is the aggregate of LIBOR plus 2%;

         "LIBOR" means the US Dollar Libor rate for the relevant period set out in Clause 2.4 as set out in the "Financial Times" of London by convention on the day following the commencement of such period;

         "LITIGATION" means the proceedings between SYPPS, RRL and RECL in the Technology and Construction Court (reference number HT-02-41);

         "NEW PROJECT" means the next gold mine to be developed or opened by any of the Somisy Parties or any Associated Company at either Loulo in Mali or Tongon in the Ivory Coast, for which any person is requested or invited to bid for the supply of power thereto in an amount of at least 3 MW within a period of two (2) years from the date of this Agreement;

         "RANDGOLD COMPANY" means any of SOMISY, RRL, RECL and/or any company, body corporate, firm, partnership or other legal entity in which any of them, whether jointly or severally, hold an interest;

         "RR COMPANY" means any of RRPV, SYPPS, OES and/or any company, body corporate, firm, partnership or other legal entity in which any of them, whether jointly or severally, hold an interest;

         "SETTLEMENT SUM" means the sum of US$5,300,000 (five million and three hundred thousand US Dollars);

         "SOMISY PARTIES" means, together, SOMISY, RRL and/or RECL;

         "TAX" or "TAXATION" means all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within this definition; and

         "VAT" means value added tax.

         Defined terms used in this Agreement, which are not defined in Clause
         1.1 above, shall have the meanings assigned to them in the DTA, unless the context requires otherwise.

2.       PAYMENT

         2.1 Any one or more of the Somisy Parties shall pay to SYPPS the Settlement Sum, as damages, to the account of SYPPS, account number 23957201, JP Morgan Chase, 125 London Wall, London EC2Y 5AJ, Swift code CHASGB2L, or to such other account as SYPPS may from time to time nominate in writing in the following installments:

                  2.1.1 US$2,650,000 (two million six hundred and fifty thousand US Dollars) shall be payable within twenty-one (21) days of the date of this Agreement;

                  2.1.2 US$1,325,000 (one million three hundred and twenty five thousand US Dollars) shall be payable on the first anniversary of the date of this Agreement;

                  2.1.3 US$1,325,000 (one million three hundred and twenty five thousand US Dollars) shall be payable on the second anniversary of the date of this Agreement;

         For the avoidance of doubt SYPPS shall be obliged to pay all Taxation (including VAT, if applicable) due on the Settlement Sum other than any and all Taxation arising from the original importation of the Equipment into Mali.

         2.2 Interest shall accrue on any outstanding part of the Settlement Sum at the Interest Rate and be calculated on a day to day basis on a year of three hundred and sixty (360) days:-

                  2.2.1 in respect of the period from the date of this Agreement until the first anniversary of the date of this Agreement, using LIBOR for the twelve (12) month period commencing on the date of this Agreement;

                  2.2.2 in respect of the period from the first anniversary of the date of this Agreement until the second anniversary of the date of this Agreement, using LIBOR for the twelve (12) month period commencing on the date which is the first anniversary of the date of this Agreement; and

                  2.2.3 in respect of any amount not paid when due and in respect of the period whilst unpaid, using overnight LIBOR as quoted for each day during which such amount is unpaid.

         2.3 Any interest unpaid when due shall be compounded with and added to the Settlement Sum and shall itself bear interest at the Interest Rate.

         2.4 If any period would commence or payment is due on a day, which is not a Banking Day, the Interest Rate for each period shall instead commence on or such payment date shall be extended to the next following Banking Day.

         2.5 Interest accrued in accordance with Clause 2.2 above shall be payable by the Somisy Parties to SYPPS together with the payment of the relevant part of the Settlement Sum in accordance with Clause 2.1 above.

3.       RETURN OF EQUIPMENT

         3.1 SOMISY shall allow SYPPS, on fourteen (14) days' written notice to SOMISY given at any time prior to 31 August 2003, to enter the Site for the purposes of decommissioning and removing all items listed in Appendix 1 (the "Equipment"). SYPPS shall be responsible for and shall pay for the decommissioning, packaging, loading and transport of the Equipment, and

SYPPS shall leave the Site in a proper state of repair. SYPPS must obtain permission from SOMISY should SYPPS decide not to remove a particular item or items of the Equipment.

         SOMISY shall pay any outstanding import duties or other charges relating to the original importation of the Equipment into Mali but otherwise shall not be liable for any new or other Taxation arising from the removal by SYPPS of the Equipment.

         SOMISY hereby grants to SYPPS and its representatives a licence to enter the Site for the purposes stated in this Clause 3.1 and agrees to do all further acts and execute all further documents which may be necessary to effect such removal and to allow the export of any of the Equipment from Mali and/or the removal thereof from the Site to another location in Mali. For the avoidance of doubt for the purposes of this Clause 3.1 should SYPPS require the export from Mali of any items of the Equipment, SOMISY agrees to be named as exporter of such items, and to execute all necessary documents required, and give any other reasonable assistance to effect such export.

         3.2 Risk in and title to the Equipment shall remain with SYPPS.

         3.3 Any costs, which may be incurred by any party in complying with its obligations under this Clause 3, shall be borne by that party except as otherwise provided in Clause 3.1.

         3.4 For the avoidance of doubt, unless an item is specifically listed as Equipment, the items referred to in the DTA as the `Balance of Plant' shall be retained by, and risk in and title to such items shall remain vested in, SOMISY.

4.       INVITATIONS TO TENDER

         4.1 RRL agrees to grant, or to procure that any of its Associated Companies grant RRPV (or such other RR Company as from time to time may be notified by RRPV to RRL) the opportunity to bid for any contract for the supply of power to the New Project.

         4.2 If such RR Company does not submit a bid in a compliant form with respect to the New Project, then RRL (or its Associated Company, as the case may be) may award the contract for the power supply to the New Project to any third party.

         4.3 In the event that a RR Company submits a compliant bid and, after consideration of all compliant bids submitted for the New Project, RRL or its Associated Company does not intend to award the New Project power supply to such RR Company, then, before awarding the same to any third party, RRL agrees that it (or its Associated Company, as the case may be) shall invite such RR Company to submit a revised bid with respect to the New Project and shall consider any revised bid so submitted by such RR Company.

         4.4 Such RR Company shall then either submit a revised bid in response to such invitation or advise RRL or its Associated Company that it does not intend to do so.

         4.5 RRL agrees, on behalf of itself and its Associated Companies, that any bids submitted by any RR Company pursuant to this Clause 4 shall be given fair and proper consideration.

         4.6 For the avoidance of doubt the provisions of this Clause 4, which impose obligations on RRL and its Associated Companies, are not intended to impose obligations on any person other than RRL and its Associated Companies.

5.       SETTLEMENT

         5.1 The parties to this Agreement agree that the terms of this Agreement are in full and final settlement of all and any claims any of them may have under or in relation to the DTA and/or the ESA and/or the Guarantee (whether pleaded in the Litigation or not, whether presently existing or yet to arise, whether presently known to the parties or not, and whether arising pursuant to the terms of the DTA and/or the ESA and/or the Guarantee, for breach of the DTA and/or the ESA and/or the Guarantee, in tort, for breach of statutory duty or otherwise).

         5.2 The parties agree that nothing contained in this Agreement constitutes an admission of liability by any party in relation to any claims that any other party might have against them in relation to the DTA, the ESA or the Guarantee, whether pleaded in the Litigation or not.

         5.3 Each party to this Agreement agrees that it shall bear its own costs of negotiating and executing this Agreement.

         5.4 SYPPS, RECL and RRL shall each bear their own costs incurred in relation to the Litigation.

         5.5 Upon execution of this Agreement, the parties to the Action pending in the Technology and Construction Court (reference HT-02-41) shall take all steps necessary to obtain the dismissal of that Action, with each party bearing its own costs, and in particular shall lodge with the Court a signed Minute of Order in the form of the attached draft, Appendix 3.

6.       GENERAL

         6.1 Any obligations owed by SOMISY under this Agreement are owed by SOMISY, RRL and RECL, jointly and severally. Likewise any obligations owed by SYPPS under this Agreement are owed by RRPV, SYPPS and OES jointly and severally.

         6.2 SYPPS agrees on behalf of itself and all RR Companies, and the Somisy Parties agree on behalf of themselves and all Randgold Companies, that they shall hold in confidence this Agreement and all information and documents relating to it and/or to the Litigation and that none of them shall issue any public statement(s) whatsoever concerning the Litigation and/or the existence or terms of this Agreement or any information or documents relating thereto except:-

                  6.2.1 with the prior written consent of either RRPV, in the case of a Somisy Party or any Randgold Company, or RRL in the case of a RR Company, such consent not to be unreasonably withheld; or

                  6.2.2 as may necessarily be required by law, any relevant stock exchange or other competent regulatory authority; or

                  6.2.3 in the case of a public statement which is in the form of the jointly approved statement attached hereto as Appendix 2.

7.       RESIDUAL LIABILITIES

         The parties to this Agreement agree for the avoidance of doubt that there are no residual liabilities arising under or in connection with the DTA, ESA, the Guarantee or any associated agreements and that all obligations under the DTA, ESA, the Guarantee or any associated agreements are to be regarded as fully discharged.

8.       APPLICABLE LAW

         8.1 This Agreement shall be governed by and construed in accordance with the law of England and Wales.

         8.2 The parties hereto hereby submit to the exclusive jurisdiction of the High Court of England and Wales for the resolution of any dispute arising under or in connection with this Agreement, subject only to the rights of the parties to enforce a judgment obtained in the English courts in any other jurisdiction.

         8.3 For the purposes of Clause 8.2, SOMISY, RECL and RRL hereby irrevocably appoint Herbert Smith, solicitors, of Exchange House, Primrose Street, London EC2A 2HS to accept service of any documents served in relation to any proceedings relating to any dispute arising under or in connection with this Agreement on their behalf, and RRPV, SYPPS and OES hereby irrevocably appoints CMS Cameron McKenna, solicitors, of Mitre House, 160 Aldersgate Street, London EC1A 4DD to accept service of any documents served in relation to any proceedings relating to any dispute arising under or in connection with this Agreement on their behalf.

`


SIGNED:

ROLLS-ROYCE POWER VENTURES LIMITED


By:    /s/ John B. Cheatham
       ----------------------------------

Name:  John B. Cheatham
       ----------------------------------

Title:
       ----------------------------------



SYAMA POWER PLANT SALES LIMITED


By:    /s/ John B. Cheatham
       ----------------------------------

Name:  John B. Cheatham
       ----------------------------------

Title:
       ----------------------------------



OPERATION D'ENERGIE DE SYAMA S.A.


By:    /s/ Mark Mencel
       ----------------------------------

Name:  Mark Mencel
       ----------------------------------

Title:
       ----------------------------------



SOCIETE DES MINES DE SYAMA S.A.


By:    /s/  C.J. Prinsloo
       ----------------------------------

Name:  C.J. Prinsloo
       ----------------------------------

Title: Financial Director
       ----------------------------------

By:    /s/  D. M. Bristow
       ----------------------------------

Name:  D. M. Bristow
       ----------------------------------

Title: Director
       ----------------------------------



RANDGOLD & EXPLORATION COMPANY LIMITED


By:    /s/  R.A.R. Kebble
       ----------------------------------

Name:  R.A.R. Kebble
       ----------------------------------

Title: Director
       ----------------------------------

APPENDIX 1

THE EQUIPMENT


5012 Engine                                                    2        Units
Turbo-chargers                                                 2        Pairs
Engine Flexibles (set of 4)                                    2        Sets
Exhaust transition pieces                                      2        Sets
Air intake transition pieces                                   2        Units
Platforms and ladders                                          2        Sets
Flexible coupling                                              2        Units
Oil mist detector                                              2        Units
Motor driven compressor                                        2        Units
Compressor control panel                                       1        Unit
Starting Air Receiver                                          2        Units
Strainer assemblies                                            2        Units
Filter / drier assembly                                        2        Units
Lubricating oil filter and cooler module                       2        Units
Fill valve assembly                                            2        Units
Diesel transfer pump                                           2        Units
Flowmeter assembly                                             2        Units
Fuel oil bus rail module                                       2        Units
Control oil module                                             2        Units
Exhaust details (Silencer, Manifold and spares)                2        Sets
Exhaust flexibles (turbocharger side)                          4        Units
Exhaust flexible (silencer side)                               2        Units
Charge air filter, site mounted                                2        Units
Charge air silencer                                            2        Units
Charge air flexibles                                           4        Units
Jacket water thermostat                                        2        Units
Secondary cooling water thermostat                             2        Units
Jacket water heating module (attached to engine)               2        Units
Air blast cooler                                               2        Units
Special engine tools                                           1        Lot
AC Generator (1 x 3.3kV and 1 x 11kV)                          2        Units
Generator neutral earthing contactor board                     2        Units
Generator neutral earthing resistor                            2        Units
LV Engine Auxiliary MCC, including local LV cables             2        Units
24V DC batteries and charger                                   1        Unit
Engine Local Control Panels including cables                   2        Units
Fuel treatment module (Alfa Laval)                             1        Unit
Oil treatment trolley (Alfa Laval)                             1        Unit
Steel structures for charge air duct and silencer support      1        Lot
Steel structures for exhaust duct and silencer support         1        Lot

APPENDIX 2

DRAFT FORM OF PUBLIC STATEMENT


"Following the closure of Randgold's Syama mine in Mali, Randgold Resources and Rolls-Royce Power Ventures have settled their dispute regarding the power supply to that mine. The settlement includes the return to Rolls-Royce Power Ventures of the power generation equipment. Rolls-Royce Power Ventures will be paid $5.3 million, and Randgold will retain the balance of plant relating to the mine. Rolls-Royce Power Ventures and Randgold will continue their relationship at the Morila mine in Mali."

APPENDIX 3


IN THE HIGH COURT OF JUSTICE                                          CLAIM NO.
HT-02-41
QUEEN'S BENCH DIVISION
TECHNOLOGY AND CONSTRUCTION COURT

B E T W E E N :-

SYAMA POWER PLANT SALES LIMITED
CLAIMANT

- AND -

         (1)  RANDGOLD RESOURCES LIMITED
         (2)  RANDGOLD AND EXPLORATION COMPANY LIMITED
         DEFENDANTS

         ------------------------------------------------------------

         ------------------------------------------------------------

         DRAFT / ORDER

         ------------------------------------------------------------

UPON terms of settlement having been agreed by the parties

AND UPON the parties agreeing not to enforce any existing orders for costs

BY CONSENT IT IS ORDERED THAT:-

1.       this Action be dismissed; and

2.       there be no Order as to costs.

Dated the                           day of                    2002

We agree to an Order in the above terms  We agree to an Order in the above terms

---------------------------------------  ---------------------------------------

CMS Cameron McKenna                      Herbert Smith
Solicitors for the Claimant              Solicitors for the Defendants